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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS
                         TO INCORPORATION BY REFERENCE





The Board of Directors
SUMMIT BANCSHARES, INC.

We consent to incorporation by reference in the registration statement on Form S-8 of SUMMIT BANCSHARES, INC. (File #33-68974) of our report dated January 22, 1999, relating to the consolidated balance sheets of SUMMIT BANCSHARES, INC. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of SUMMIT BANCSHARES, INC.




/s/ Stovall, Grandey & Whatley

STOVALL, GRANDEY & WHATLEY


Fort Worth, Texas
March 17, 1999